Exhibit 99.1

INmune Bio, Inc. Reports Combination Therapy with INB03™ Overcomes Resistance to Trastuzumab-Deruxtecan in MUC4 expressing HER2+ Breast Cancer

Neutralizing soluble TNF with INB03™ overcomes resistance to trastuzumab-deruxtecan in MUC4 expressing
HER2+breast cancer.

Combination therapy of INB03™ and trastuzumab-deruxtecan presented at the 45th annual San Antonio Breast Cancer
Symposium today

Boca Raton, Florida, Dec. 06, 2022 (GLOBE NEWSWIRE) --   INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, has been invited to present data on the combination of INB03™ and trastuzumab-deruxtecan (TDxd) for treatment of HER2 positive breast cancer. The data suggests INB03™, a dominant-negative TNF inhibitor that selectively sequesters soluble TNF (sTNF), may provide a novel mechanism for reversing resistance to HER2 targeted immunotherapy, and through this mechanism, may further enhance efficacy and reduce toxicity associated with TDxd treatment in some patients. TDxd is a trastuzumab-based antibody drug conjugate used to treat certain patients with HER2 breast cancer.

Mucin 4 (MUC4), an easily measured glycoprotein on the cell surface of some HER2 positive breast cancer, is a biomarker of resistance to immunotherapy, including trastuzumab, and is also a biomarker of poor survival in women with HER2+ breast cancer.  Expression of MUC4 is believed to be driven by soluble TNF produced by breast cancer cells. MUC4 is at the root of therapy resistance as it causes steric hinderance and prevents binding of trastuzumab to HER2 receptors and further promotes an immunosuppressive tumor microenvironment (TME). Dr. Schillaci has previously shown that INB03™ downregulates MUC4 and reverses resistance to trastuzumab in MUC4 expressing HER2+ breast cancers.  Prior to this data, it was not known if MUC4 expression by HER2 positive breast cancer has an impact on response to TDxd.

Using the well-established nude mouse model of HER2 resistance in mice with MUC4 expressing HER2+ breast cancer, JIMT-1 tumors exhibit decreased growth when treated with TDxd.  The combination of TDxd with INB03™ improved anti-tumor immunology of the TME with fewer myeloid derived suppressor cells (MDSC) and more antitumor tumor macrophages, which further decreased tumor growth compared to TDxd alone. Importantly, the addition of INB03™ did not increase the toxicity of TDxd in these animals.

“Our data in a trastuzumab multi-resistant model of HER2 positive breast cancer shows that the resistance mechanisms observed with trastuzumab immunotherapy persist with trastuzumab-deruxtecan treatment,” said Dr. Roxana Schillaci of Instituto de Biología y Medicina Experimental in Buenos Aires. “However, neutralizing soluble TNF with INB03™ overcomes these resistance mechanisms and may promote an improved response to TDxd in women with trastuzumab-resistant disease, and may further provide opportunity for treatment with other types of immunotherapy.”

% tumor growth inhibition of JIMT-1 tumor by volume	No TDxd	TDxd 1.25mg	TDxd 2.5mg	TDxd 5.0mg
no INB03	0%	37%	61%	81%
plus INB03	0%	73%	81%	98%
Increased antitumor effect with combination therapy	NA	97%	33%	21%

Poster ID:  P1-11-12
Poster Title: Soluble TNFα blockade enhances trastuzumab deruxtecan antitumor effect in HER2-positive breast cancer
Date: Tuesday December 6, 2022
Time: 5:00 PM - 6:15 PM

“Trastuzumab-deruxtecan has revolutionized the treatment of women with HER2+ breast cancer, but 50% of women who receive the therapy for metastatic disease progress after two years,” said RJ Tesi, MD, CEO of INmune Bio. “MUC4 expression is an easily determined biomarker that predicts resistance to trastuzumab based immunotherapy. Adding INB03™ reverses the resistance mechanisms and may improve response to therapy, opening the door to treatment with other immunotherapies and may offer an opportunity to decrease toxicity of those immunotherapies in these patients,” concluded Dr. Schillaci.

About INB03™

INB03™ is a Dominant Negative Tumor Necrosis Factor (DN-TNF) inhibitor that neutralizes soluble TNF (sTNF) without affecting trans membrane TNF (tmTNF) or TNF receptors.  Compared to currently available non-selective TNF inhibitors, INB03™ preserves the immune response to cancer by decreasing immunosuppressive cells in the TME including TAM and MDSC while promoting recruitment of anti-tumor immune cells including cytolytic CD8+ lymphocytes, NK cells and anti-tumor macrophages.  INB03™ has completed an open label dose-escalation Phase I trial in patients with advanced cancer.  In that trial, INB03™ was found to be safe and well tolerated - no dose limiting toxicity was found.  INB03™ decreased blood biomarkers of inflammation in patients with advanced cancer.  INmune is seeking non-dilutive funding and/or a partnership to fund a Phase II trial that uses INB03™ as part of combination therapy.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:
Jason Nelson, Core IR
(516) 842-9614 x-823